AMERIGROUP
                                  CORPORATION
                                  PRESS RELEASE


FOR IMMEDIATE RELEASE
CONTACTS:
Investors:  Julie Loftus Trudell                    News Media: Kent Jenkins Jr.
Senior Vice President,                                    Senior Vice President,
Investor Relations                                       External Communications
AMERIGROUP Corporation                                    AMERIGROUP Corporation
(757) 321-3597                                                    (202) 218-4925

  AMERIGROUP Reports Q4 Net Income of $31.1 Million or $0.57 Per Diluted Share
        Full-Year Net Income of $116.5 Million or $2.16 Per Diluted Share

                     Board Approves Stock Repurchase Program

                 Raising 2008 EPS Guidance to $2.58 to $2.73 to
                   Reflect Georgia Retroactive Rate Increase

VIRGINIA BEACH, Va. (February 13, 2008) - AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the fourth quarter of 2007 increased 3.9% to $31.1 million, or $0.57 per diluted share, versus net income of $29.9 million, or $0.56 per diluted share, for the fourth quarter of 2006. This compares sequentially to net income of $31.2 million, or $0.58 per diluted share, for the third quarter of 2007. For the year ended December 31, 2007, net income was $116.5 million, or $2.16 per diluted share, versus net income of $107.1 million, or $2.02 per diluted share, for full-year 2006.

Highlights include:

o Fourth quarter total revenue was $1.1 billion; a 33.0% increase over the fourth quarter of 2006 and a 4.3% increase sequentially.
o Served 1.7 million members at year-end 2007 representing a 30.0% increase over the prior year end and a 12.0% increase compared to the end of the third quarter of 2007.
o     Health benefits ratio of 82.9% of premium revenues.
o Selling, general and administrative expense ratio of 13.1% of total revenues.
o Cash flow from operations was $350.7 million for the full year ended December 31, 2007 and $97.0 million for the three months ended December 31, 2007.
o Days in claims payable was 57, compared to 55 days in the previous quarter.
o     Awarded New Health Plan Accreditation by NCQA, in Georgia.
o Began serving TANF members as well as the Aged, Blind and Disabled (ABD) population in South Carolina on December 1st.
o In January 2008, AMERIGROUP received a fully executed amendment to its contract with Georgia, increasing the weighted average rate by 4.5%, effective July 1, 2007. The impact of this rate increase is not included in the 2007 results and will be reflected in the first quarter of 2008.
o AMERIGROUP is increasing the range of its 2008 annual earnings estimate to $2.58 to $2.73 per diluted share from the previous range of $2.45 to $2.60 per diluted share to reflect the retroactive component of the July 1, 2007 rate increase for Georgia.
o The Board of Directors approved a stock repurchase program for up to one million shares primarily for the purpose of mitigating dilution from stock option exercises and stock grants.

                                     -MORE-

February 13, 2008
Page 2

"Our strong fourth quarter results capped off an excellent year for AMERIGROUP. We have applied a disciplined approach to new markets and products and effectively managed our mature markets, all of which position us well to benefit from future growth," said James G. Carlson, AMERIGROUP's President and Chief Executive Officer. "Fundamentally, we feel very good about our business and our outlook for 2008 remains positive."

Revenue
Total revenues for the fourth quarter of 2007 increased 33.0% to $1.1 billion compared with $809.7 million in the fourth quarter of 2006. Sequentially, total revenues increased $44.0 million, or 4.3%, compared with the third quarter of 2007. The sequential increase primarily reflects rate increases received in Texas and Florida in September.

For the year ended December 31, 2007, total revenues increased 39.2% to $3.9 billion from $2.8 billion for the year ended December 31, 2006, reflecting 38.5% organic premium revenue growth. The retroactive rate increase in Georgia is not included in the 2007 results.

Fourth quarter investment income and other revenue was $23.7 million compared with $11.9 million in the fourth quarter of 2006. Sequentially, investment income and other revenue increased $4.6 million, or 24.1%, from the third quarter of 2007. Investment income and other revenue increased in the fourth quarter primarily due to the inclusion of the newly acquired TLC Family Care Health Plan in West Tennessee with 170,000 members, which are serviced under an administrative services only agreement (ASO) with the State of Tennessee.

Health Benefits
Health benefits as a percent of premium revenues were 82.9% for the fourth quarter of 2007 versus 80.4% in the fourth quarter of 2006, and were consistent with the third quarter of 2007. The health benefits ratio reflects strong revenue growth, solid performance of mature markets, improvements in developing markets as well as favorable reserve development that was similar to recent quarters.

For the full-year 2007, the health benefits ratio was 83.1% compared with 81.1% for the full-year 2006.

Selling, General and Administrative Expenses
Selling, general and administrative expense was $141.5 million or 13.1% of total revenues for the fourth quarter of 2007 versus $114.8 million or 14.2% of total revenues in the fourth quarter of 2006, and compared with $129.9 million or 12.6% of total revenues in the third quarter of 2007.

For the full-year 2007, the selling, general and administrative expense ratio was 12.6% compared with 13.0% for the full-year 2006.

The sequential increase in selling, general and administrative expense is primarily due to an increase in experience rebate expense in Texas driven by two factors: an accrual of $7.4 million associated with the resolution of audit items on all open experience rebate reports for prior years', as previously disclosed in AMERIGROUP SEC filings; and, the experience rebate expense associated with the favorable reserve development in the State.

The total favorable reserve development recorded for the Company, in the quarter, was fully offset by the experience rebate expense items detailed above.

                                     -MORE-

February 13, 2008
Page 3

Balance Sheet and Cash Flow Highlights
Cash and investments at December 31, 2007 totaled $1.5 billion. Unregulated cash and investments were $557.8 million of which $206.4 million was unrestricted.

Medical claims payable totaled $541.2 million, representing 57 days of health benefits expense and compares to 55 days in the previous quarter.

Cash flow provided by operations totaled $97.0 million for the three months ended December 31, 2007, and $350.7 million for the full year, compared to $235.7 million in the prior year. Cash flow in the quarter was positively impacted by strong net income and growth in claims payable.

Stock Repurchase Program
The Board of Directors has approved a stock repurchase program, whereby the Company may repurchase up to one million shares of its common stock. "Implementing a stock repurchase program reflects the strength of AMERIGROUP's cash flow and balance sheet," said James W. Truess, Executive Vice President and Chief Financial Officer. "The primary purpose of this program will be to mitigate the dilution from option exercises and stock grants."

Stock repurchases may be made from time to time in the open market or in privately negotiated transactions and will be funded from unrestricted cash. The Company intends to adopt written plans pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 to effect the repurchase of a portion of shares authorized. The number of shares to be repurchased and the timing of the repurchases will be based on the level of available cash, limitations imposed by the Company's credit agreement and other factors, including market conditions, the terms of any applicable 10b5-1 plans and self-imposed blackout periods. There can be no assurances as to the exact number or aggregate value of shares that will be repurchased. The repurchase program may be suspended or discontinued at any time or from time to time without prior notice.

2008 Outlook
AMERIGROUP is increasing its 2008 annual earnings estimates to $2.58 to $2.73 per diluted share from the previously announced range of $2.45 to $2.60 to reflect the retroactive component of the July 1, 2007 rate increase for Georgia, which will be recognized in the first quarter of 2008.

AMERIGROUP's 2008 earnings estimates are predicated on the following assumptions, among others: o Organic premium revenue growth is expected to be above 15%; o Investment income and other revenue growth is expected to be in the low-to-mid teen range; o Health benefits ratio in the mid 83% range of premium revenues for the full year; o Selling, general and administrative expenses below 12% of total revenue; and o Fully diluted shares outstanding of approximately 55 million.

2008 earnings outlook of $2.58 to $2.73 does not reflect any dilutive or accretive impact from: o AMERIGROUP's possible entry into New Mexico's long-term care program; o A possible change in the West Tennessee ASO contract with TennCare; and o Developments or rulings in the pending Qui Tam appeal.

Fourth Quarter Earnings Call
AMERIGROUP senior management will discuss the Company's fourth quarter results on a conference call Thursday, February 14, 2008 at 8:30 a.m. Eastern Standard Time (EST). The conference can be accessed by dialing 866-260-3161 (domestic) or
(01)706-679-7245 (international) and providing passcode 30406135 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or (01) 706-645-9291 (international) and providing passcode 30406135. The replay will be available shortly after the conclusion of the call until Thursday, February 21, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors' page of the Company's web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

February 13, 2008
Page 4

   About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector. Through its subsidiaries, AMERIGROUP Corporation serves more than
1.7 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, South Carolina, Tennessee, Texas and Virginia. For more information, visit www.amerigroupcorp.com.

                        ---------------------------------

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements related to expected 2008 earnings which are subject to numerous factors, many of which are outside of our control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid and Medicare payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; our ability to meet our debt service obligations and debt covenants; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of healthcare use; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of pending litigation. There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2008 will not differ materially from our current estimates. Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

Investors should also refer to our Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

February 13, 2008
Page 5

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                     Three months ended          Twelve months ended
                                                        December 31,                December 31,
                                                 -------------------------   -------------------------
                                                     2007         2006          2007           2006
                                                 -----------   -----------   -----------   -----------
Revenues:
       Premium                                   $ 1,053,044   $   797,805   $ 3,872,210   $ 2,795,810
       Investment income and other                    23,686        11,882        73,320        39,279
                                                 -----------   -----------   -----------   -----------
             Total revenues                        1,076,730       809,687     3,945,530     2,835,089
                                                 -----------   -----------   -----------   -----------
Expenses:
       Health benefits                               873,165       641,678     3,216,070     2,266,017
       Selling, general and administrative           141,541       114,842       499,000       369,896
       Depreciation and amortization                   8,008         6,229        31,604        25,486
       Interest                                        3,959           260        12,291           608
                                                 -----------   -----------   -----------   -----------
             Total expenses                        1,026,673       763,009     3,758,965     2,662,007
                                                 -----------   -----------   -----------   -----------
             Income before income taxes               50,057        46,678       186,565       173,082
Income tax expense                                    18,935        16,734        70,115        65,976
                                                 -----------   -----------   -----------   -----------
             Net income                          $    31,122   $    29,944   $   116,450   $   107,106
                                                 ===========   ===========   ===========   ===========

       Diluted net income per share              $      0.57   $      0.56   $      2.16   $      2.02
                                                 ===========   ===========   ===========   ===========

       Weighted average number of common
          shares and dilutive potential common
          shares outstanding                      54,299,050    53,525,958    53,845,829    53,082,933
                                                 ===========   ===========   ===========   ===========

February 13, 2008
Page 6

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                                Three months ended   Twelve months ended
                                                   December 31,         December 31,
                                               -------------------   -------------------
                                                 2007       2006       2007        2006
                                               --------   --------   --------   --------
Premium revenue                                   97.8%      98.5%      98.1%      98.6%
Investment income and other                        2.2        1.5        1.9        1.4
                                               --------   --------   --------   --------
Total revenues                                   100.0%     100.0%     100.0%     100.0%
                                               ========   ========   ========   ========
Health benefits (1)                               82.9%      80.4%      83.1%      81.1%
Selling, general and administrative expenses      13.1%      14.2%      12.6%      13.0%
Income before income taxes                         4.6%       5.8%       4.7%       6.1%
Net income                                         2.9%       3.7%       3.0%       3.8%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

February 13, 2008
Page 7

The following table sets forth the approximate number of our members we served in each state as of December 31, 2007 and 2006. Because we receive two premiums for members that are in both the Medicare Advantage and Aged, Blind and Disabled products, these members have been counted twice in the states where we offer these plans.

                           December 31,
                       ---------------------
                          2007        2006
                       ---------   ---------
Texas(1)                 460,000     406,000
Tennessee(2)             356,000          --
Georgia                  211,000     227,000
Florida                  206,000     202,000
Maryland                 152,000     145,000
New York                 112,000     126,000
New Jersey                98,000     102,000
Ohio                      54,000      46,000
District of Columbia      38,000      40,000
Virginia                  24,000      22,000
South Carolina                --          --
                       ---------   ---------
      Total            1,711,000   1,316,000
                       =========   =========

(1) Membership includes approximately 13,000 and 14,000 members under ASO contracts in 2007 and 2006, respectively.

(2)   Membership includes approximately 170,000 under ASO contracts in 2007.

February 13, 2008
Page 8

The following table sets forth the approximate number of our members in each of our products as of December 31, 2007 and 2006. Because we receive two premiums for members that are in both the Medicare Advantage and Aged, Blind and Disabled products, these members have been counted in each product.

                                December 31,
                           ---------------------
Product                       2007        2006
-------                    ---------   ---------
TANF (Medicaid)(1)         1,179,000     910,000
SCHIP                        268,000     264,000
ABD (Medicaid)(2)            216,000      94,000
FamilyCare (Medicaid)         43,000      43,000
Medicare Advantage (SNP)       5,000       5,000
                           ---------   ---------
       Total               1,711,000   1,316,000
                           =========   =========

(1)   Membership includes 129,000 members under an ASO contract in Tennessee.

(2) Membership includes 41,000 and 13,000 members under ASO contracts in Tennessee and Texas, respectively, in 2007. In 2006, membership includes 14,000 members under an ASO contract in Texas.

February 13, 2008
Page 9

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                                              December 31,
                                                                           2007          2006
                                                                        ----------   ----------
                                     Assets
Current assets:
       Cash and cash equivalents                                        $  487,614   $  176,718
       Short-term investments                                              199,947      167,703
       Restricted investments held as collateral                           351,318           --
       Premium receivables                                                  82,940       63,594
       Deferred income taxes                                                23,475       21,550
       Prepaid expenses, provider and other receivables and other           82,914       71,544
                                                                        ----------   ----------
          Total current assets                                           1,228,208      501,109

Property, equipment and software, net                                       97,933       81,604
Goodwill and other intangible assets, net                                  263,009      255,340
Long-term investments, including investments on deposit for licensure      469,218      500,363
Deferred income taxes                                                       12,075           --
Other long-term assets                                                      18,178        7,279
                                                                        ----------   ----------
                                                                        $2,088,621   $1,345,695
                                                                        ==========   ==========

                      Liabilities and Stockholders' Equity
Current liabilities:
       Claims payable                                                   $  541,173   $  385,204
       Unearned revenue                                                     55,937       26,116
       Accounts payable                                                      6,775        6,285
       Accrued expenses and other                                          167,188      144,522
       Current portion of long-term debt and capital leases                 27,935          795
                                                                        ----------   ----------
          Total current liabilities                                        799,008      562,922

Long-term debt and capital leases                                          361,458          415

Other long-term liabilities                                                 14,248        6,136

Deferred income taxes                                                           --        7,637
          Total liabilities
                                                                        ----------   ----------
                                                                         1,174,714      577,110
                                                                        ----------   ----------

Stockholders' equity:

       Common stock, $.01 par value                                            532          523

       Additional paid-in capital                                          411,193      391,515
       Retained earnings                                                   502,182      376,547
                                                                        ----------   ----------
          Total stockholders' equity
                                                                           913,907      768,585
                                                                        ----------   ----------
                                                                        $2,088,621   $1,345,695
                                                                        ==========   ==========

February 13, 2008
Page 10

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                      Twelve months ended
                                                                                         December 31,
                                                                                    ----------------------
                                                                                       2007         2006
                                                                                    ---------    ---------
                                                                                        (in thousands)
Cash flows from operating activities:
       Net income                                                                   $ 116,450    $ 107,106
       Adjustments to reconcile net income to net cash provided by operating activities:
             Depreciation and amortization                                             31,604       25,486
             Loss on disposal of property, equipment and software                          67          725
             Deferred tax benefit                                                      (2,204)     (12,214)
             Compensation expense related to share-based payments                      11,879        8,477
             Changes in assets and liabilities increasing (decreasing) cash flows from operations:
                Premium receivables                                                   (19,346)      12,548
                Prepaid expenses, provider and other receivables and other
                    current assets                                                    (18,499)     (21,683)
                Other assets                                                           (2,577)        (647)
                Claims payable                                                        155,969       36,525
                Unearned revenue                                                       29,821       21,764
                Accounts payable, accrued expenses and other current liabilities       39,464       57,144
                Other long-term liabilities                                             8,112          420
                                                                                    ---------    ---------
                      Net cash provided by operating activities                       350,740      235,651
                                                                                    ---------    ---------

Cash flows used in investing activities:
      Purchase of restricted investments held as collateral, net                     (351,318)          --
      Purchase of convertible note hedge instruments                                  (52,702)          --
      Proceeds from sale of warrant instruments                                        25,662           --
       Purchase of investments, net                                                    19,875     (284,471)
       Acquisition of contract rights and related assets                              (11,733)          --
       Purchase of investments on deposit for licensure, net                          (20,974)     (11,854)
       Purchase of property, equipment and software                                   (40,334)     (41,102)
       Purchase price adjustment paid                                                      --       (4,766)
                                                                                    ---------    ---------
                      Net cash used in investing activities                          (431,524)    (342,193)
                                                                                    ---------    ---------

Cash flows from financing activities:
      Proceeds from borrowings under credit facility and issuance of
         convertible notes                                                            611,318           --
      Repayments of borrowings under credit facility                                 (222,293)          --
       Payment of debt issuance costs                                                 (11,732)          --
       Payment of capital lease obligations                                              (842)      (1,607)
       Proceeds and tax benefits from exercise of stock options and change
          in bank overdrafts, net                                                      15,229       12,698
                                                                                    ---------    ---------
                      Net cash provided by financing activities                       391,680       11,091
                                                                                    ---------    ---------
Net increase (decrease) in cash and cash equivalents                                  310,896      (95,451)

Cash and cash equivalents at beginning of year                                        176,718      272,169
                                                                                    ---------    ---------
Cash and cash equivalents at end of year                                            $ 487,614    $ 176,718
                                                                                    =========    =========

                                      -END-